Exhibit 23.5

[Letterhead of “GLJ Petroleum Consultants LTD.”]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERING CONSULTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our summary reports on audits of the estimated quantities of certain proved reserves of oil and gas, net to Marathon Oil Corporation’s interest, which appear in Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

Yours truly,
GLJ PETROLEUM CONSULTANTS LTD.

/s/ Tim Freeborn
Tim R. Freeborn, P. Eng.
Vice President
Calgary, Alberta CANADA
May 25, 2016

4100, 400 - 3rd Avenue SW Calgary, AB, Canada T2P 4H2 tel (403) 266-9500 gljpc.com